UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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Morgans Hotel Group Co.

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On June 7, 2013, Morgans Hotel Group Co. issued a press release relating to the webcast for all of its shareholders held on Thursday, June 6, 2013 at 9:00 a.m. New York time. A copy of the press release is set forth below.

MORGANS HOTEL GROUP PRESENTS CLEAR CHOICE FOR SHAREHOLDERS: SALE OR STALEMATE

Morgans’ Board Slate 100% Committed to Promptly Initiating a Sales Process for the Company Upon Re-Election at the Company’s 2013 Annual Shareholder Meeting

OTK Dissident Slate Offers Only a Vague Plan that Does Not Address Balance Sheet Challenges or Significant Consent Rights of Yucaipa

Yucaipa Announces Support for the Company Board Slate and a Sales Process and States It Will Not Bid for the Company

NEW YORK, June 7, 2013 — Morgans Hotel Group Co. (NASDAQ: MHGC) (“Morgans” or the “Company”) yesterday held a webcast for shareholders to discuss the commitment of the Company’s board slate to promptly initiate a process to sell the Company upon reelection at the Company’s 2013 annual shareholder meeting on June 14th.

This announcement presents shareholders entitled to vote at the annual meeting with a clear choice:

•	Elect Morgans’ slate, which currently provides for proportional representation of OTK Associates LLC (“OTK”), to immediately begin a sales process designed to maximize value for shareholders; or

•

Elect the Taubman and Olshan family-controlled OTK slate, which offers a vague plan that does not address the Company’s balance sheet challenges or significant consent rights and which would result in significant uncertainty and a stalemate with the Company’s largest creditor, The Yucaipa Companies (“Yucaipa”).

Earlier in the week, Yucaipa announced in an SEC filing its support for the Company’s board slate and a sale of the company, which would allow the Company to proceed in running a sales process quickly and efficiently. Yucaipa continues to hold significant consent rights over a sale of the Company’s business or substantially all of its assets under certain circumstances and has already publicly declared that it does not believe OTK is qualified to run a sales process with respect to the Company. Yucaipa also stated in the filing that it will not bid for the Company in any sales process.

Mike Malone, a director of Morgans, said: “As the other Morgans nominees have unanimously stated, I believe that selling the Company is the right thing to do based on recent events and also given the current potential to maximize shareholder value. In light of important feedback we have received from shareholders and the strong and significant interest from potential strategic buyers in acquiring the Company in recent days, we believe the time is right to initiate a formal sales process for the business, provided that Morgans’ slate is elected.”

In April, the Company announced a proposed deleveraging transaction to significantly reduce debt, address looming maturities, raise capital for growth and eliminate obstacles to maximizing shareholder value.

However, given the litigation initiated by OTK, there is now substantial uncertainty about the proposed deleveraging transaction. Yucaipa has stated publicly that the litigation with OTK will prevent any reasonable deal from closing, including the one Yucaipa executed with the Company in April.

“Shareholders voting at the Company’s annual meeting now face a clear choice between a full sales process and a stalemate,” said Michael Gross, CEO of Morgans. “We believe the election of our Board slate and a sale for the Company is the best path to maximize value for all shareholders and we urge shareholders to vote the WHITE proxy card for all of the Company’s nominees.”

Shareholders should be aware that a vote cast on OTK’s gold proxy card does not vote for any of the Company’s nominees, even if shareholders only vote for three of OTK’s nominees and withhold from the remaining OTK nominees. If shareholders want to ensure that their vote does not inadvertently turn full control of the board over to OTK, they should cast their vote for all available nominees on Morgans’ WHITE proxy card. For assistance in casting your vote for Morgans’ director nominees, please call Richard H. Grubaugh of D.F. King & Co., Inc., at (212) 493-6950 or email him at rgrubaugh@dfking.com.

A replay of the Company’s June 6 webcast for shareholders is available on the Company’s website until June 14, 2013 at 10:00 AM Eastern time and can be accessed through the following link:

http://phx.corporate-ir.net/phoenix.zhtml?c=194863&p=irol-IRHome

ABOUT MORGANS HOTEL GROUP

Morgans Hotel Group Co. (NASDAQ: MHGC) is widely credited as the creator of the first “boutique” hotel and a continuing leader of the hotel industry’s boutique sector. Morgans Hotel Group operates Delano in South Beach and Marrakech, Mondrian in Los Angeles, South Beach and New York, Hudson in New York, Morgans and Royalton in New York, Shore Club in South Beach, Clift in San Francisco, Ames in Boston and Sanderson and St Martins Lane in London. Morgans Hotel Group has ownership interests or owns several of these hotels. Morgans Hotel Group has other property transactions in various stages of completion, including Delano properties in Las Vegas, Nevada; Cesme, Turkey and Moscow, Russia; Mondrian properties in London, England; Istanbul, Turkey; Doha, Qatar and Baha Mar in Nassau, The Bahamas; and a Hudson in London, England. Morgans Hotel Group also owns a 90% controlling interest in The Light Group, a leading lifestyle food and beverage company. For more information please visit www.morganshotelgroup.com.

FORWARD-LOOKING AND CAUTIONARY STATEMENTS

This press release may contain certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements relate to, among other things, the operating performance of our investments and financing needs and the intention of our Board nominees to explore strategic alternatives if elected, and any potential strategic transaction that may result from any such process. Forward-looking statements are generally identifiable by use of forward-looking terminology such as “may,” “will,” “should,” “potential,” “intend,” “expect,” “endeavor,” “seek,” “anticipate,” “estimate,” “overestimate,” “underestimate,” “believe,” “could,” “project,” “predict,” “continue” or other similar words or expressions. These forward-looking statements reflect our current views about future events, including the proposed deleveraging transaction, the proposed rights offering and related proposed transactions, and are subject to risks, uncertainties, assumptions and changes in circumstances that may cause actual events or our actual results to differ materially from those expressed in any forward-looking statement. Important risks and factors that could cause actual events or our actual results to differ materially from those expressed in any forward-looking statements include, but are not limited to whether any potential counterparty would be willing to enter into a sales transaction on acceptable terms or at all, as well as economic, business, competitive market and regulatory conditions such as: a sustained downturn in economic and market conditions, both in the U.S. and internationally, particularly as it impacts demand for travel, hotels, dining and entertainment; our levels of debt, our ability to refinance our current outstanding debt, repay outstanding debt or make payments on guaranties as they may become due, our ability to access the capital markets and the ability of our joint ventures to do the foregoing; our history of losses; our ability to compete in the “boutique” or “lifestyle” hotel segments of the hospitality industry and changes in the competitive environment in our industry and the markets where we invest; our ability to protect the value of our name, image and brands and our intellectual property; risks related to natural disasters, terrorist attacks, the threat of terrorist attacks and similar disasters; and other risk factors discussed in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012, which was filed with the Securities and Exchange Commission (the “SEC”) on March 6, 2013, as amended by the Form 10-K/A filed on April 30, 2013, and other documents filed by the Company with the SEC from time to time. In particular, on May 14, 2013, the Delaware Court of Chancery entered an order, among other things, prohibiting the Company from taking any steps to consummate the previously announced proposed deleveraging transaction until the earlier of a trial on the merits of the pending action or a decision by our Board with respect to the proposed deleveraging transaction made at a properly noticed meeting after due deliberation and after receiving a favorable recommendation from the special transaction committee. Given the Delaware Court’s ruling, there is substantial uncertainty as to the status of the agreements related to the proposed deleveraging transaction. We cannot provide any assurance as to whether, or when and on what terms, the proposed deleveraging transaction will be considered or consummated and what impact, if any, that proposed transaction would have on any process to explore strategic alternatives. See the Company’s definitive 2013 proxy statement, filed with the SEC on May 23, 2013, for more detail. All forward-looking statements in this press release are made as of the date hereof, based upon information known as of the date hereof, and the Company assumes no obligations to update or revise any of its forward-looking statements even if experience or future changes show that indicated results or events will not be realized.

IMPORTANT ADDITIONAL INFORMATION

On May 23, 2013, the Company filed a definitive proxy statement and WHITE proxy card with the SEC in connection with the solicitation of proxies for its 2013 Annual Meeting of Shareholders. Shareholders are strongly advised to read the Company’s 2013 proxy statement because it contains important information. Shareholders may obtain a free copy of the 2013 proxy statement and other documents that the Company files with the SEC from the SEC’s website at www.sec.gov or the Company’s website at www.morganshotelgroup.com.

CONTACTS

Investors:

Richard Szymanski, Morgans Hotel Group Co., (212) 277-4188

Richard H. Grubaugh, D.F. King & Co., Inc., (212) 493-6950, rgrubaugh@dfking.com

Media:

Lex Suvanto or Neil Maitland, Abernathy MacGregor, (212) 371-5999, lex@abmac.com or nam@abmac.com